                            CUSTODIAN AGREEMENT FOR

                         STATE FARM GROWTH FUND, INC.


     THIS AGREEMENT, is made this first day of October, 1991, by and between the State Farm Growth Fund, Inc., a corporation existing under the laws of the State of Maryland, having its principal place of business at Bloomington, Illinois (hereinafter referred to as the "Fund"), and the Peoples Bank of Bloomington, a commercial banking institution organized under the laws of Illinois, having its principal place of business at Bloomington, Illinois (hereinafter referred to as the "Custodian").


                                  WITNESSETH

     WHEREAS, the Fund has entered into a separate custody agreement with Morgan Guaranty Trust Company of New York, a New York banking corporation, (hereinafter referred to as "Morgan") which establishes a custodial arrangement for certain of the Fund's securities and cash assets; and


     WHEREAS, the Fund has a need for the Custodian to maintain custody of certain of the Fund's moneys and other cash assets not held by Morgan;


     WHEREAS, the Fund also has a need to establish a checking account, in addition to a custodial account, with the Custodian;


     NOW, THEREFORE, for and in consideration of the mutual promises contained in this Agreement, the Fund and the Custodian agree as follows.


     1. APPOINTMENT OF CUSTODIAN. The Fund hereby appoints the Custodian as the custodian of certain of the Fund's moneys and other cash assets delivered to the Custodian by the Fund. The Custodian hereby accepts this appointment.


     2.  DUTIES OF THE CUSTODIAN.

         A. DEPOSIT ACCOUNT. The Custodian shall establish and maintain one or more separate deposit accounts and shall hold in the account(s), subject to the terms of this Agreement, all moneys and other cash assets received by it from or for the account of the Fund. The Custodian shall keep all moneys and other cash assets received by it on deposit either in its banking, savings or trust department as depository.


         B. SAFEKEEPING OF ASSETS. The Custodian will receive and keep safely the assets of the Fund delivered to it. The Custodian will not deliver any of the assets received from the Fund to any person except as permitted by the terms of this Agreement.


         C. PAYMENT AND TRANSFER OF FUND MONEYS AND OTHER CASH ASSETS. Upon receipt of Authorized Instructions (which may be an instruction that continues until changed, when deemed appropriate by the Fund and the Custodian), the Custodian shall transfer or pay out moneys and other cash assets of the Fund in only the following cases:


    (1) For the transfer, including wire transfer via the Federal Reserve system, of moneys and other cash assets from the Fund's account(s) with the Custodian to the Fund's account with Morgan as custodian for the Fund.


    (2) For the transfer of moneys and other cash assets to the Fund's checking account maintained and established by the Custodian for the Fund;


    (3) For the purchase or redemption of shares issued by the Fund in accordance with Article 3 of this Agreement;


    (4) For the payment of any dividends or distributions on shares of the Fund in accordance with Article 4 of this Agreement;


    (5) For the payment of interest, taxes, management or supervisory fees, and operating expenses (including, without limitation, fees for legal, auditing and accounting services);


    (6) For the payment upon termination of the Agreement pursuant to Article 10 of this Agreement; and

    (7) For any other proper purpose of the Fund, but only upon receipt of a certified copy of a resolution of the Fund's Board of Directors or of the Fund's Executive Committee signed by an officer of the Fund and certified by its Secretary or Assistant Secretary specifying the amount of the payment, setting forth the purpose of the payment, declaring the purpose to be a proper purpose and naming the person(s) to whom such payment is to be made.

         E. REPORTS TO FUND BY INDEPENDENT PUBLIC ACCOUNTANTS. The Custodian will allow independent public accountants of the Fund reasonable access to the records of the Custodian relating to the Fund's moneys and other cash assets held by the Custodian pursuant to this Agreement as is required by those accountants in connection with their examination of the books and records pertaining to the affairs of the Fund. Upon request, the Custodian shall provide the Fund with reports obtained by the Custodian on the Custodian's accounting system and its internal accounting controls and procedures.

         F. ENDORSEMENT. The Custodian is authorized to endorse for the credit of the Fund when received, all checks, drafts or other orders for the payment of money drawn to or for the order of the Fund or to or for the order of the Custodian for the account of the Fund. Except as provided below with respect to the Fund's checking account with the Custodian, such amounts shall be placed in the Fund's deposit account with the Custodian.

     3. PAYMENTS FOR REDEMPTIONS AND SALES OF FUND SHARES. The Fund may utilize its moneys and other cash assets held by the Custodian for the purpose of redeeming its shares. The Fund may draw upon its checking account with the Custodian for this purpose, or the Fund may elect to utilize the services of the State Farm Investment Management Corporation to disburse the proceeds of redemption. Upon receipt of Authorized Instructions from the Fund, the Custodian shall withdraw from the Fund's deposit account the amount stated in the Authorized Instructions and (i) deposit such amount in the Fund's checking account, (ii) deposit such amount in an account of State Farm Investment Management Corporation maintained for the purpose of disbursing the proceeds of redemption of Fund shares, or (iii) otherwise deliver such amount, all as provided in the Authorized Instructions.

The Custodian shall receive from the Fund or the State Farm Investment Management Corporation and deposit into the Fund's deposit account such payments as are received for the sale of the Fund's shares.

     4. DIVIDENDS OR DISTRIBUTIONS ON FUND SHARES. The Fund may utilize its moneys and other cash assets held by the Custodian for the purpose of paying dividends or distributions on its shares. The Fund may draw upon its checking account with the Custodian for this purpose, or may elect to utilize the services of the State Farm Investment Management Corporation to disburse such dividend or distribution payments. Upon receipt of Authorized Instructions from the Fund, the Custodian shall withdraw from the Fund's deposit account the amount stated in the Authorized Instructions and (i) deposit such amount in the Fund's checking account, or (ii) deposit such amount in an account of State Farm Investment

Management Corporation maintained for the purpose of disbursing such dividend or distribution payments, which may be the same account as that maintained for the disbursement of redemption proceeds, all as provided in the Authorized Instructions.

     5. AUTHORIZED INSTRUCTIONS. For purposes of subparagraph (1) of paragraph C of Article 2 of this Agreement, the phrase Authorized Instructions shall mean the instructions agreed to in writing by the Fund and the Custodian as satisfactory for this purpose. The Fund and the Custodian hereby acknowledge and agree that the instructions described in the letter dated October 23, 1990, and attached to this Agreement as Exhibit A, shall be satisfactory for this purpose and shall remain in effect under the terms of this Agreement until amended by the Fund and the Custodian.

For purposes of subparagraphs (2), (3), (4), (5), (6) and (7) of paragraph C of
Article 2 of the Agreement, "Authorized Instructions" shall mean a communication containing the information specified in this Article 5, given in writing by two Authorized Persons and received by the Custodian by facsimile transmission, telegram, teletype, cablegram or other teleprocess or electronic instruction system which the Custodian believes in good faith to have been given by the Fund or which are transmitted with proper testing or authentication pursuant to the terms and conditions specified in writing by the Custodian.

Authorized Persons means any persons who have been designated by or pursuant to a resolution of the Fund's Board of Directors, a certified copy of which has been filed with the Custodian, to act on behalf of the Fund in the performance of any acts that the Authorized Persons may do under this Agreement pursuant to such vote. Such persons shall continue to be Authorized Persons until such time as there has been filed with the Custodian a properly certified copy of the resolution of the Fund's Board of Directors revoking the authority of such persons.

The Authorized Instructions must specify (1) the account, person, firm, or corporation to whom the payment is to be made, (2) the purpose for which the payment is to be made, (3) the amount of the payment, and (4) that the purpose listed as the basis for the payment is authorized as one of the purposes under
Article 2.

     6. CHECKING ACCOUNT. A checking account shall be established upon receipt by the Custodian of a certified copy of a resolution adopted by the Fund's Board of Directors authorizing the creation and funding of that checking account with the Custodian. The resolution must specify the purposes for which moneys placed in the checking account may be disbursed, that the balance maintained in the account does not exceed the Fund's fidelity bond coverage and that the balance maintained in the account does not exceed the amount which is necessary to meet current or recurring expenses and distributions declared and payable to shareowners. A check drawn on the checking account shall be honored only if:

     1. The check is prenumbered by a printer and is in an amount no greater than the maximum amount established by resolution of the Fund's Board of Directors from time to time, a certified copy of which resolution shall have been delivered to the Custodian;

     2.  The check bears the signatures of at least two Authorized Persons; and

     3.  The check is payable to a designated payee.

     7. COMPENSATION OF CUSTODIAN. The Fund agrees to pay the Custodian reasonable compensation for its services and expenses as Custodian, as agreed upon in writing between the Fund and the Custodian.

     8. REPORTS BY THE CUSTODIAN. The Custodian shall cooperate with the Fund and supply the information necessary to enable the Fund (1) to keep and complete the books of account and reports for the Fund and (2) to compute the net asset value per share of the Fund's shares. The Custodian shall furnish the Fund following the close of each business day on which transactions in the account(s) occur with a statement summarizing all transactions and entries for the account(s) of the Fund.

     9. CUSTODIAN'S RESPONSIBILITY. The Custodian shall be responsible for the performance of the duties set forth in this Agreement or contained in Authorized Instructions given to the Custodian that are consistent with the terms of this Agreement. The Custodian is not under any duty to provide the Fund with investment advice or supervise any investments.

     10. TERMINATION OR ASSIGNMENT This Agreement may be terminated by the Fund, or by the Custodian, on sixty (60) days' written notice and sent by registered mail to the Custodian or to the Fund at the following address:

     Fund -      Attention: David Grimes
                 One State Farm Plaza
                 Bloomington, Illinois 61710

     Custodian - Attention: Sharon Sullivan
                 120 North Center Street
                 Bloomington, Illinois 61701

     Upon termination of this Agreement, the Custodian shall not deliver the Fund's property to the Fund, but shall (i) deliver such property to a successor Custodian designated by resolution of the board of Directors of the Fund, a certified copy of which has been delivered to the Custodian, or (ii) if no certified copy of a resolution designating a successor custodian is received by the Custodian within 60 days' of the Custodian's receipt of the notice of termination, the Custodian shall deliver the Fund's property to Morgan, if Morgan is then acting as a custodian for assets of the Fund, or (iii) if Morgan is not then acting as a custodian for assets of the Fund, the Custodian shall continue to hold the Fund's property pursuant to the provisions of this Agreement or the Authorized Instructions of any Authorized Persons, until a successor custodian is designated.

     The Custodian shall not be required to make any such delivery or payment until full payment shall have been made by the Fund of all liabilities constituting a charge on or against the properties then held by the Custodian or on or against the Custodian, and until full payment shall have been made to the Custodian of all its fees, compensation, costs and expenses, subject to the provisions of Article 7 of this Agreement. The Fund agrees to name a successor custodian within sixty (60) days after the written notice of termination is received or delivered.

     This Agreement may not be assigned by Custodian without the consent of the Fund authorized or approved by a resolution of its Board of Directors.

     11. GOVERNING LAW. This Agreement is executed and delivered in the State of Illinois and shall be governed by the laws of Illinois.

     12. AMENDMENT. No provisions of this Agreement may be amended or modified in any manner except by a written agreement executed by the Fund and the Custodian.

     13. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original.

     14. EFFECTIVE DATE. This Agreement shall become effective on the date first above written.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and their respective corporate seals to be affixed hereto as of the date first above written by their respective duly authorized officers.


                                      STATE FARM GROWTH FUND, INC.


                                      By:   /s/ Roger Joslin
                                            ----------------
                                      Its Vice President and Treasurer

Attest:  /s/ Michael L. Tipsord
         ----------------------
Its Assistant Secretary



                                      PEOPLES BANK OF BLOOMINGTON

                                      By:   /s/ Sharon Sullivan
                                            -------------------
                                      Its Senior Vice President and Cashier

Attest:  /s/ Ilene R. Beach
         ------------------
Its Assistant Vice President